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[LETTERHEAD]


February 26, 2002

AutoZone, Inc.
123 S. Front St.
Memphis, TN 38103

          Re:   Offering of 15,000,000 shares of AutoZone, Inc.'s Common Stock.

Ladies and Gentlemen:

    I am Senior Vice President, General Counsel and Secretary of AutoZone, Inc., a Nevada corporation ("AutoZone"). In connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of common stock, par value $0.01 per share (the "Shares"), of AutoZone, you have requested my opinion with respect to the matters set forth below. In my capacity as General Counsel, I have made such legal and factual examinations and inquiries, including an examination of originals (or copies certified or otherwise identified to my satisfaction as being true reproductions of originals) of such documents, corporate records and other instruments, and have obtained from officers of AutoZone and agents thereof such certificates and other representations and assurances, as I have deemed necessary or appropriate for the purposes of this opinion.

    In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to me as copies.

    Subject to the foregoing, I advise you that, in my opinion the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

    I am qualified to practice law in the state of Tennessee. My opinion herein is limited to the federal laws of the United States and the laws of the State of Tennessee. I assume no responsibility regarding the applicability to, or the effect thereon, of the laws of any other jurisdiction and I express no opinion herein concerning any federal or state securities laws.

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AutoZone, Inc.
Page 2
February 26, 2002


    This opinion is furnished to you in connection with the transactions covered hereby, is solely for your benefit and may not be relied upon, quoted from or circulated by, nor copies delivered to, any other person or entity without my prior written consent.

                                        Very truly yours,

                                        /s/ HARRY L. GOLDSMITH

                                        Harry L. Goldsmith
                                        Senior Vice President, General Counsel
                                        and Secretary